Exhibit 10.9

CONFIDENTIAL

REDEMPTION, SETTLEMENT AND RELEASE AGREEMENT

THIS REDEMPTION SETTLEMENT AND RELEASE AGREEMENT (the "Agreement") is dated as of this 6th day of June (the "Effective Date") by and among CX2 TECHNOLOGIES, INC., a Nevada corporation (the "Company"), ADAM and JULIE REISER, husband and wife (“Reiser”), MICHAEL RAND, an individual (“Rand”), ALBERT KOENIGSBERG (“Albie”) and DIGITAL DIAL, LLC, a Florida limited liability company ("Digital").

RECITALS:

A.  Gulf Coast Ventures, Ltd. (“Gulf”) was issued 10,000,000 shares of the Company's common stock (the "Gulf Shares"), by former management of the Company in exchange for consideration the Company never received.

B.  Pursuant to the terms and conditions contained herein, the parties agree to cancel the Gulf Shares and return them to the Company.

AGREEMENT:

ARTICLE I

FINANCIAL TERMS; RESIGNATION

1.1.  Return of Shares. On or before the Closing, as defined below, Reiser shall deliver to the Company those Company stock certificates in his possession that are registered in Gulf’s name as set forth in Schedule 1.1 referred to herein as the “Gulf Shares” totaling 10,000,000 shares issued as Certificate Number 1636.

1.2.  Medical Bill Payment.  Reiser shall receive a check in the amount of $3,000 (“Medical Payment”) as payment for all outstanding and unpaid medical bills incurred while employed by the Company and a payment of $5,000 for past services rendered to the Company (“Cash Payment”).

1.3.  Return of Records. If requested by Rand, Reiser shall execute a signature card for the Company’s bank account ending in numbers 6231 and deliver it to the Company as of the Closing.

1.4.  Closing. The closing of the transactions described in this Article I contemplated herein (the "Closing") shall occur at the Company's offices, 3700 Airport Road, Suite 410B, Boca Raton, Florida 33431 at the earliest practicable date but in no event later than June 6, 2008.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

With respect to Sections 2.1, 2.2, 2.3, 2.5 and 2.6 below, Reiser hereby jointly and severally represents and warrants, and with respect to Section 2.3 and Section 2.5, Digital represents and warrants to the Company as of the date of this Agreement, and, solely with respect to Section 2.4 below, the Company represents and warrants to Reiser as of the date of this Agreement that:

2.1.  Gulf Shares Free from Claims. Reiser has been given the authority by the registered holder to remit the Gulf Shares back to the Company and the registered holder of the Gulf Shares is the beneficial owner of each such share. All such Gulf Shares were not duly or validly issued as no consideration was received but are free and clear from any lien, claim, pledge, charge or encumbrance. Other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments now obligating the Gulf Shares, or if hereafter exercised would require any such registered holder, to transfer or surrender any of the Gulf Shares.

2.2.  Agreement Binding. Neither the execution, delivery, nor performance of this Agreement by Reiser will, with or without the giving of notice or the passage of time, or both, conflict with or result in a default, right to accelerate or loss of rights under, or result in the creation of, any lien, charge or encumbrance or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation, or any order, judgment or decree to which Reiser is a party or by which Reiser may be bound or affected.

2.3.  Full Settlement. Reiser, Cohen and Digital agree that upon the Closing of this Agreement, no further compensation is due or owing to Gulf or Reiser from the Company or any of its respective officers, directors, accountants, legal advisors, or any other agent, whether in the form of cash or non-cash compensation, with respect to any relationship between the Company and Reiser. Reiser further acknowledges that the Medical Payment and Cash Payment are being paid to Reiser in lieu of payment to Gulf for redemption and cancellation of the Gulf Shares.

2.4.  Full Settlement. The Company agrees that upon the Closing of this Agreement, no further compensation is due or owing to the Company from Reiser, or any of his respective officers, directors, accountants, legal advisors, or any other agent, whether in the form of cash or non-cash compensation, with respect to any relationship between the Company and Gulf or Reiser.

2.5.  Authority.  The manager and member(s), as applicable, of Digital have duly authorized the execution of this Agreement and the consummation of the transactions contemplated herein. Digital, Rand, Albie and Reiser each have the full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Digital, Rand, Albie, and Reiser and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors’ rights generally and judicial limits on equitable remedies.

2.6.  General. The recitals and agreements in this Agreement are and will be true and accurate, and have been and will be complied with and performed by the Company, Gulf, Albie, and Reiser, in all material respects, and on or before the Closing Date all related documents necessary or advisable to complete the settlement transaction will be delivered to the Company.

2.7.  Reiser, Digital Release. Rieser, Gulf, Digital and their successors, assigns, affiliates, subsidiaries, divisions, present and former managers, members, officers, employees, heirs, executors, successors, predecessors, assigns, present and former partners, principals, employees, agents, attorneys, and all other persons acting on behalf of the aforementioned parties (the "Rieser Parties") hereby release and forever discharge the Company, Rand and Albie and their successors, assigns, affiliates, subsidiaries, divisions, present and former officers, directors, employees, shareholders, agents, attorneys, and all other persons acting on behalf of the aforementioned parties (the "Company Parties") from any and all claims, debts, demands, suits, actions and causes of action of whatsoever kind and nature, whether in law or in equity, known or unknown that the Rieser Parties may now have, at any time prior hereto ever had, or hereafter may have or could assert against the the Company Parties for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in, or connected with the Settlement Shares, the Gulf Shares and this transaction. Rieser and Digital acknowledge and agree that they do not claim or have any interest in any patents, copyrights or any other intellectual property rights relating to the Company's products, marketing materials, documentation or other assets, and that any such rights have vested in the Company as works for hire to the extent permitted by applicable law or have been assigned to the Company.

The Company Parties hereby release and forever discharge the Rieser Parties from any and all claims, debts, demands, suits, actions and causes of action of whatsoever kind and nature, whether in law or in equity, known or unknown that the Company, or the Companies Parties may now have, at any time prior hereto ever had, or hereafter may have or could assert against the Rieser Parties for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in, or connected with the Company.

2.8.  No Release of Obligations Contained in this Agreement. The Parties hereby each acknowledge and agree that nothing contained in this Agreement shall release or discharge any of them from rights, duties and obligations contained in or assumed under this Agreement.

2.9.  Release Not Applicable to Future Services. Notwithstanding any language to the contrary contained herein, in the event that the parties engage in future contracts for services, any and all claims, debts, demands, suits, actions, and courses of action arising from such services, occurring after the execution date shall not be released and discharged by this Agreement.

ARTICLE III

MISCELLANEOUS

3.1.  Confidentiality. Digital and Reiser as well as the Company, its officers and directors will not discuss or disclose this Agreement or any of its terms with or to any unaffiliated person or entity not signing this Agreement, except as required by law, and will not voluntarily cooperate or aid any claimant adverse to the Company, and to Digital and Reiser respectively. Digital and Reiser may disclose the terms of this agreement only with their legal and financial advisors.

3.2.  Effectiveness. Digital and Reiser acknowledge that they have freely, knowingly and voluntarily entered into this Agreement. This Agreement sets forth in full all remaining terms of any obligation between the parties.

3.3.  Separate Counsel. The parties stipulate and agree that, in entering into this Agreement, they have relied upon the advice and representation of counsel and other advisors selected by them, the Company having urged Digital and Reiser to rely on separate counsel chosen by them. Digital and Reiser particularly stipulate and agree that they were afforded time within which to consider the terms of this Agreement, with their legal counsel if they so chose, and that they and their counsel and advisors have not received and are not relying on any representations or warranty from any person or entity retained or employed by the Company in connection with Digital’s and Reiser's entry into this Agreement.

3.4.  Waiver of Breach or Default. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

3.5.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

3.6.  Paragraph Headings. The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

3.7.  Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

3.8.  Applicable Law. This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein and the parties herein are subject to the personal jurisdiction of the courts in and for the State of Florida, with venue to lie in Palm Beach County.

3.9.  Severability. Wherever there is any conflict between any provisions of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

3.10.  Litigation. In the event of any litigation between the parties arising out of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys' fees.

3.11.  Entire Agreement and Modification. This Agreement represents the entire agreement by, between and among any of the parties and supersedes in its entirety the agreement between the parties dated May 30, 2008 and may be modified only by a duly authorized writing, executed by the parties or their respective heirs, successors or assigns.

[Signature Page Follows]

Company:

CX2 TECHNOLOGIES, INC., a Nevada corporation

By:	/s/ Michael Rand
Michael Rand, CEO

Date: 6/6/2008

Reiser:

/s/ Adam Reiser
Adam Reiser

/s/ Julie Reiser
Julie Reiser

Date: 6/6/2008

Digital:

DIGITAL DIAL, LLC, a Florida limited liability company

By:	/s/ Adam Reiser

Date: 6/6/2008

Rand:

/s/ Michael Rand
Michael Rand

Date: 6/6/2008

Koenigsberg:

/s/ Albert Koenigsberg
Albert Koenigsberg

Date: 6/6/2008